Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1/A2 of our report dated May 28, 2025, except for Notes 1 & 13, as to which the date is September 19, 2025 relating to the consolidated financial statements of Ga Sai Tong Enterprise Limited and its subsidiaries comprising the consolidated balance sheets as of December 31, 2024 and 2023 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024 and related notes.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ SRCO, C.P.A., Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

Amherst, NY

November 3, 2025